Exhibit 99.1

Petroleum Development Corporation to Acquire Unioil

Petroleum Development Corporation (NASDAQ GSM: PETD) today announced that it has reached an agreement with Unioil (NASDAQ OTC: UNLL), an independent energy company with properties in northern Colorado and southern Wyoming, pursuant to which PDC will make a cash tender offer to acquire all of Unioil’s outstanding shares (9,541,469) for $1.91 per share, for a total transaction cost of $18,224,206 (the “Offer”). Currently, Unioil shareholders who collectively own approximately 82% of Unioil’s outstanding shares, have agreed to tender their shares in the Offer. This acquisition is not considered suitable for treatment as “Like-Kind Exchange” property and funds, as previously announced, held in trust by J.P. Morgan for PDC under Section 1031 of the Internal Revenue Code, will not be used to consummate the transaction.

PDC will commence the Offer no later than November 3, 2006. The Offer will remain open for at least twenty business days pursuant to applicable rules of the Securities and Exchange Commission. The Offer is subject to the satisfaction of certain customary closing conditions. Promptly following the termination of the offering period, PDC expects to acquire any Unioil shares not tendered in the Offer for cash in an amount equal to the Offer price. Upon completion of the merger Unioil will become a wholly-owned subsidiary of PDC.

“The acquisition of Unioil will further strengthen our position in the Denver-Julesburg Basin, and add future development potential for drilling and recompletion work,” said Steven R. Williams, PDC’s Chief Executive Officer.

NOTICE TO INVESTORS

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of Unioil common stock described in this announcement has not commenced. At the time the offer is commenced, a subsidiary of PDC will file a tender offer statement with the Securities and Exchange Commission, and Unioil will file a solicitation and recommendation statement with respect to the offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation and recommendation statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to Unioil’s stockholders at no expense to them. In addition, all of those materials (and all other offer documents filed with the Securities and Exchange Commission) will be available at no charge on the Securities and Exchange Commission’s Website at http://www.sec.gov.

“SAFE HARBOR” STATEMENT

UNDER PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements made in this press release, including those relating to the expected form and timing of the acquisition, and all other statements in this release other than historical facts, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in those statements. The acquisition (including the Offer and the merger) may not be completed on the terms summarized above or at all. In addition, the economic, competitive, governmental and other factors identified in PDC’s and Unioil’s filings with the Securities and Exchange Commission could affect the forward looking statements contained in this press release. Neither PDC nor Unioil has any obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this press release or to reflect the occurrence of anticipated events.

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas and oil. The Company operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the third quarter of 2004, the Company was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of companies in 2003.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.